EXHIBIT 99.1

FOR IMMEDIATE RELEASE
At Laserscope:	At Financial Relations Board:
Eric Reuter, President & CEO	Tricia Ross, Analyst/Investor Contact
Dennis LaLumandiere, CFO	(617) 520-7064
(408) 943-0636	Laurie Berman, General Information
(310) 854-8315

LASERSCOPE APPOINTS DEREK BERTOCCI VICE PRESIDENT, FINANCE AND CFO
Dennis LaLumandiere Appointed Laserscope’s Vice President, Human Resources and Organizational
Development

SAN JOSE, Calif. (May 2, 2005) — Laserscope (Nasdaq: LSCP), a pioneer in the development and commercialization of medical lasers and advanced fiber-optic devices, today announced that Derek Bertocci will join Laserscope as Vice President, Finance and Chief Financial Officer effective approximately June 1, 2005. Mr. Bertocci will replace Dennis LaLumandiere, Laserscope’s current CFO, and will manage all financial functions, including investor relations and information technology. Mr. LaLumandiere will remain on at the Company as interim CFO until Mr. Bertocci’s arrival in June. Mr. LaLumandiere will then be appointed to the newly created position of Vice President, Human Resources and Organizational Development where he will manage Human Resources and certain other organizational development activities.

Mr. Bertocci will join Laserscope from VISX (NYSE:EYE), the worldwide leader in laser vision correction, where he has been CFO since 2004. VISX is being acquired by Advanced Medical Optics. Prior to being appointed CFO of VISX, Mr. Bertocci served as the Company’s Vice President, Controller since 1995. Prior to joining VISX, Mr. Bertocci served as Controller for Time Warner Interactive.

“We are very fortunate and excited to have Derek join our team,” said Eric Reuter, President and Chief Executive Officer of Laserscope. “Derek has a strong background and reputation at a world-class company. During their long and successful history, VISX had a similar business model as Laserscope’s, and faced similar infrastructure, investor relations and operational challenges stemming from a period of tremendous growth. Additionally, Derek, along with Peter Hadrovic, Dennis LaLumandiere and I, will round out and complement our business development team as we work to grow the Company organically and investigate new technology, partnerships and other strategic relationships to further our growth.”

“I am excited to join Laserscope,” commented Mr. Bertocci. “The Company has exceptional prospects and I will be working with a truly outstanding team. I expect to draw on my experience to help the Company continue to grow and prosper, and I am eager for the exciting challenges that lie ahead.”

“I would also like to warmly and sincerely thank Dennis for his many years of hard work, loyalty, integrity and dedication to the Company as our CFO.” continued Mr. Reuter. “Dennis has been a consummate partner to me, and as a long-standing Laserscope employee and senior executive, Dennis’s knowledge of our business, our employees, our investors and our culture will be an immense benefit to the Company in his new role going forward.”

“I believe Derek will be a great addition to our organization, and I look forward to working with him,” said Mr. LaLumandiere. “I’m also thrilled about my role with Laserscope, and look forward to facing the organizational opportunities and challenges presented by our rapid growth as the management team works together to take Laserscope to an even higher level of success.”

About Laserscope
Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company’s web site at www.laserscope.com.

Except for historical information presented, the matters discussed in this announcement may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks are detailed from time to time in the Company’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of Laserscope’s public disclosure filings with the SEC, including the most recent Annual Report on Form10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department, at the Company’s web site at www.laserscope.com or at the SEC’s website at www.sec.gov.